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                                 EXHIBIT 99.1

                     Press Release issued October 16, 2000

For Information Contact
-----------------------
At Greater Bay Bancorp:                At Financial Relations Board:
David L. Kalkbrenner, President & C    Christina Carrabino (general information)
(650) 614-5767                         James Hoyne (analyst contact)
Steven C. Smith, EVP, CAO & CFO        (415) 986-1591
(650) 813-8222

                             FOR IMMEDIATE RELEASE

                   GREATER BAY BANCORP ANNOUNCES COMPLETION
                        OF MERGER WITH BANK OF PETALUMA

PALO ALTO, CA, October 16, 2000 -- Greater Bay Bancorp (Nasdaq: GBBK), a $4.3 billion in assets financial services holding company, announced that its merger with Bank of Petaluma was completed on October 13, 2000.

Each Bank of Petaluma shareholder will receive 0.5731 shares (pre-split) of Greater Bay Bancorp stock for each share of Bank of Petaluma in a tax-free exchange. The exchange ratio will be adjusted to reflect Greater Bay Bancorp's previously announced two-for-one stock split effective October 4, 2000, to be distributed on October 18, 2000.

The merger will be accounted for as a pooling of interests. Following the transaction, Bank of Petaluma will operate as a wholly owned subsidiary of Greater Bay Bancorp. On a pro forma basis as of September 30, 2000, the combined company would have had total assets of approximately $4.5 billion and shareholders' equity of approximately $300.2 million. Including the pending merger with The Matsco Companies Inc., the company's pro forma assets as of September 30, 2000 would have been approximately $4.7 billion.

According to David Kalkbrenner, President and Chief Executive Officer of Greater Bay Bancorp, "The addition of Bank of Petaluma enhances Greater Bay's `ring the Bay' strategy by providing a solid market presence from San Francisco, up through Marin County and into Petaluma, a region also known as Telecom Valley. We look forward to the contributions Bank of Petaluma's strong management team will make to the Greater Bay Super Community Banking family and we are pleased to welcome Daniel G. Libarle, the Chairman of the Board of Bank of Petaluma, to the Greater Bay Board of Directors."

Walter E. Bragdon, who will continue as President and Chief Executive Officer of Bank of Petaluma, commented, "The expanded services offered by Greater Bay, including international banking and venture lending, will enhance our ability to serve our client base and community. We are also pleased that our shareholders have received the benefit of Greater Bay's stock split, which we believe will increase liquidity and marketability of the stock."

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Greater Bay Bancorp through its ten subsidiary banks, Bank of Petaluma, Bank of
Santa Clara, Bay Area Bank, Bay Bank of Commerce, Coast Commercial Bank, Cupertino National Bank, Golden Gate Bank, Mid-Peninsula Bank, Mt. Diablo National Bank, and Peninsula Bank of Commerce, along with its operating divisions serves clients throughout Silicon Valley, San Francisco, the San Francisco Peninsula, the East Bay Region, the North Bay Region and the Coastal Region.

Safe Harbor

Certain matters discussed in this press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward looking statements relate to future financial performance and condition and pending mergers. These forward looking statements are subject to certain risks and uncertainties that could cause the actual results, performance or achievements to differ materially from those expressed, suggested or implied by the forward looking statements due to a number of factors, including, but not limited to, when and if the proposed mergers are consummated, the success of Greater Bay Bancorp in integrating the new banks into its organization and other risks detailed in the Greater Bay Bancorp reports filed with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 1999.

For investor information on Greater Bay Bancorp at no charge, call our automated shareholder information line at 1-800-PRO-INFO (1-800-776-4636) and enter code GBBK. For international access, dial 1-201-432-6555.

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